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                                                                   EXHIBIT 23.8

       CONSENT OF RAMMELKAMP, BRADNEY, KUSTER, FRITSCHE & LINDSAY, P.C.

  We hereby consent to the reference to our firm in note 16 to Davel Communication Group, Inc.'s financial statements for the twelve-month period ended December 31, 1997 and in note 7 to Davel Communications Group, Inc.'s financial statements for the nine-month period ended September 30, 1998. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                          Rammelkamp, Bradney, Kuster,
                                           Fritsche & Lindsay, P.C.

Jacksonville, Illinois
November 19, 1998